CANADA SOUTHERN'S LAWSUIT
                            ADJOURNED FOR THE SUMMER


         CALGARY, Alberta, July 1, 1998 -- Canada Southern Petroleum Ltd. (NASDAQ: CSPLF; Toronto/Boston/Pacific: CSW) said its lawsuit against Amoco Canada and the other working-interest partners in the Kotaneelee gas field has been adjourned until September, when the Court of Queens Bench will reconvene after its summer recess.

          The Company said it expects to complete the presentation of its case during September. The Kotaneelee field, in which Canada Southern has a 30% carried interest is now producing approximately 39 million cubic feet of gas per day, according to a Company spokesman, who said one of the producing wells is about to undergo remedial work.

         The problem well, B-38, has a current output of about 11 million cubic feet per day, the spokesman said, noting that estimated repair costs range from $1 to $8 million (Cdn.). He further noted that there is no assurance the working-interest partners will agree to the maximum expenditure.





                    Contact: James R. Joyce at (203) 245-7664